SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                          Date of Report: July 1, 1996
                        (Date of earliest event reported)


                   MINNESOTA MINING AND MANUFACTURING COMPANY
             (Exact name of registrant as specified in its charter)



                                 File No. 1-3285
                            (Commission File Number)


        Delaware                                               41-0417775
(State of incorporation)                                    (I.R.S. Employer
                                                         Identification Number)


            3M Center                                          55144-1000
      St. Paul, Minnesota                                      (Zip Code)
(Address of principal executive offices)

Registrant's telephone, including area code:(612) 733-1110


Item 5.   Other Events.

On July 1, 1996, the distribution by Minnesota Mining and Manufacturing Company (the "Registrant") of the common stock of Imation Corp. ("Imation") to the Registrant's shareholders (the "Distribution") pursuant to a Transfer and Distribution Agreement, dated as of June 18, 1996, between the Registrant and Imation became effective. The Distribution resulted in the separation of the Registrant's global data storage and imaging systems businesses from the Registrant's other businesses.

The Distribution was effected as a special dividend of one share of Imation common stock for every ten shares of common stock of the Registrant held of record as of the close of business on June 28, 1996. Certificates for Imation common stock will be mailed to holders of the Registrant's common stock on or about July 15, 1996. As a result of the Distribution, 100% of the outstanding shares of Imation common stock are being distributed to the registrant's stockholders.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(b) A pro forma consolidated balance sheet as of March 31, 1996 and pro forma consolidated income statements for the three-month period ended March 31, 1996 and for the year ended December 31, 1995 will not be filed since the transaction described in Item 5 will be fully reflected in the Registrant's consolidated balance as of June 30, 1996. In addition, since the disposition has been classified as a discontinued operation in the Registrant's previously filed consolidated financial statements, the Registrant's consolidated statements of income for the year ended December 31, 1995 and for the interim periods of 1996 already reflects the disposition. At this time, all information necessary to furnish the Registrant's financial statements referred to is not available. The Registrant intends to file these financial statements on or before approximately August 8, 1996.


(c)  Exhibits.

   2 Transfer and Distribution Agreement, dated as of June 18, 1996, between the Registrant and Imation Corp. previously filed with the Securities and Exchange Commission as Exhibit 2.1 of the Form 10 Registration Statement of Imation Corp., File 1-14310.

   20    Imation Corp. Information Statement, dated June 19, 1996.

   99.1  Press Release dated June 18, 1996.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.

                              MINNESOTA MINING AND
                              MANUFACTURING COMPANY



                              By:  /s/ Janet L. Yeomans
                                   Janet L. Yeomans,
                                   Vice President and Treasurer

Dated:          July 23, 1996